CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in these Registration Statements on Form N-1A of our report dated May 30, 2023, relating to the financial statements and financial highlights of AlphaCentric Income Opportunities Fund, AlphaCentric LifeSci Healthcare Fund, AlphaCentric SWBC Municipal Opportunities Fund, AlphaCentric Premium Opportunity Fund, AlphaCentric Robotics and Automation Fund, and AlphaCentric Strategic Income Fund and the consolidated financial statements and financial highlights of AlphaCentric Symmetry Strategy Fund, each a series of Mutual Fund Series Trust, for the year ended March 31, 2023, and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information.

COHEN & COMPANY, LTD.

Cleveland, Ohio

July 24, 2023